Pipeline Data Reports Record Revenue, Record EBITDA and Continued Profitability

Pipeline Data Inc. PPDA announced today record revenue, record EBITDA and continued profitability for the second quarter.

For the three months ended June 30, 2005, revenue surged to $6,245,333 versus $4,087,989 for the three months ended June 30, 2004, representing an increase of 52%. The rise in revenue was attributed to the full integration of small portfolio acquisitions and strong organic growth. For the six months ended June 30, 2005, revenue climbed to $10,753,982, or 55% higher than the $6,949,854 achieved during the six months ended June 30, 2004.

For the three months ended June 30, 2005, gross profit grew 72% to $1,495,696 from $871,578 over the comparable period in 2004. For the six months ended June 30, 2005, EBITDA climbed to $461,906 versus $247,305 during the first six months of calendar 2004. EBITDA for the second quarter 2005 was $277,691 compared to $249,599 for the second quarter last year, despite significant costs related to the Charge.com acquisition, consolidation of the Dallas, Texas SecurePay division into the Alpharetta, Georgia facility and the relocation of Pipeline headquarters to Quincy, Massachusetts to provide larger office space and expanded sales capacity.

Net income for the three months ended June 30, 2005 was $142,823. Net income for the first six months of calendar 2005 nearly doubled to $225,683 from $112,845 during the first six months of calendar 2004.

Chief Executive Officer, MacAllister Smith commented, "We are greatly pleased with our progress to date. Most of our infrastructure improvements and upgrades are nearly complete and we look forward to a strong second half of calendar 2005 with even higher profitability. Lastly, we should benefit from greater synergies and increased merchant account flow once Charge.com has been integrated onto our processing platform."

About Pipeline Data Inc.:

Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 15,000 accounts.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.